Code of Ethics
Background
Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires investment advisers to establish, maintain, and enforce a written code of ethics that applies to all “supervised persons,” defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. An adviser to registered investment companies is also required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act of 1940, Rule 17j-1. An investment adviser’s Code of Ethics represents an internal control and supervisory review to detect and prevent possible insider trading, conflicts of interests, and regulatory violations.
Each employee, temp-to-hire employee, or intern of Road Asset Management, LLC (“River Road”) is considered a supervised person (“Employee”). Upon hire and on an annual basis thereafter, each Employee must certify in writing that they have received, read, understand, and agree to comply with River Road’s Personal Securities Transaction Policies and Procedures, the Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the “Code of Ethics”). Employees will receive and shall be required to make a similar certification following any amendment to the Code of Ethics.
Standards of Conduct
Policy
Employees must exercise good faith in their dealings with both River Road and its clients, consistent with the high degree of trust and confidence that is placed in the Employee by River Road.
The need for the stringent application of this principle is heightened by the necessity that River Road, in turn, exercises the highest degree of ethical conduct in its dealings with its clients. This can be accomplished only through each Employee’s individual commitment to River Road’s values: Loyalty, Integrity, Accountability, and Teamwork.
If an Employee discovers that he or she will derive personal gain or benefit from any transaction between River Road and any individual or firm, the Employee must immediately refer the matter and disclose all pertinent facts to the appropriate manager/supervisor or their designee.
River Road’s standards of conduct are necessarily strict because they are intended for the benefit and protection of River Road and its Employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation which may arise during an Employee’s service with River Road. Whenever there is any doubt about the propriety of any action, Employees must discuss the matter with River Road’s Chief Compliance Officer or a manager/supervisor. Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.

Code of Ethics
Procedure
Conflicts of Interest Employees may not engage in personal activities that conflict with the best interests of River Road. In addition, Employees may not engage in personal activities that are in conflict with the interests of River Road’s clients. Upon initial hire and annually thereafter, every Employee is required to complete a conflicts of interest memo that lists any actual or potential conflicts of interests that the Employee may have. If no actual or potential conflicts of interests exist, the Employee must confirm that none exist on the conflicts of interest memo. Examples of potential conflicts that may need to be disclosed include an Employee’s outside business activities or an Employee’s or a family/household member’s service on a public company’s board of directors. If there is any doubt as to whether a conflict exists, the Employee shall discuss such matters with the Chief Compliance Officer or the Compliance Specialist.
Disclosure or Use of Confidential Information In the normal course of business, Employees may be given or may acquire information about the business of River Road, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, examiners’ ratings, and information concerning specific trading decisions. All Employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document, store, and dispose of confidential information. Confidential information may only be disclosed within River Road to those who need to know the information to perform their job functions.
Material, Non-public Information Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material, which should be determined in accordance with the Insider Trading Policies and Procedures herein.
Personal Investments You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of River Road. You must also avoid imprudent and questionable activity.
Outside Activities If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others without the prior consent of the Chief Compliance Officer or designee. If warranted, the Chief Compliance Officer may defer to the President. This includes engagements for teaching, speaking, and the writing of books and articles.
In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of the Chief Compliance Officer. Where such duties are accepted for a relative or approval is obtained, River Road and the law demand the highest standards of good faith in discharging such duties.
You are allowed to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at River Road, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If there is any

Code of Ethics
possibility that participation in any such organizations would interfere with your duties, you must obtain approval from the Chief Compliance Officer or President.
Political Activity In order to comply with the provisions of Rule 206(4)-5 of the Adviser Act, all Employees must comply with the following policies and procedures:
Prohibited Activity
River Road Employees are prohibited from making political contributions to an incumbent, candidate, or successful candidate for elective office (“Official”) of any state or local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds (“Government Entity”).
•	A contribution includes a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local officer.

•	A contribution does not include a donation of time by an Employee, so long as River Road has not solicited the Employee’s efforts and River Road’s resources are not used, i.e. office space, telephones, etc. An Employee’s donation of his or her time generally would not be viewed as a contribution if such volunteering were to occur during non-work hours or vacation time.

•	A political contribution to a federal government official or candidate for federal office is not prohibited unless the federal candidate is a state or local government official at the time of running for federal office. However, River Road’s Executive Committee reserves the right to prohibit any federal contributions if the Executive Committee finds that it conflicts with the best interests of River Road.
Employees are also prohibited from hosting fundraising meetings for an Official of a Government Entity or allowing the use of Employee’s name on any fundraising literature, including being listed on an invitation or other marketing and collateral pieces.
Employees are prohibited from doing any of the above prohibited activity directly or indirectly. For example, an Employee cannot channel political contributions through family, friends, an attorney, or a political action committee.
Household Members
Household members of an Employee are not prohibited from making political contributions but the Employee must provide notice to the Chief Compliance Officer or Compliance Specialist in writing, including via email, before any such contributions are made by a household member.
Miscellaneous
Employees are allowed to become involved in local government and to run for local part-time elected office, such as school board member or town counsel. If campaigning or the duties of an office interfere with the Employee’s duties at River Road, the Employee may have to resign from the position. The Employee must discuss the situation with the Chief Compliance Officer or the President to determine whether a conflict exists. If an Employee wishes to run for full-time elected office, he or she must obtain approval from and

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make all necessary arrangements with the Chief Compliance Officer and the President prior to announcing his or her candidacy.
A number of public bodies are clients of River Road and an Employee’s service with such a public body could give rise to situations where a conflict of interest exists. To avoid this problem, the Employee must explore the possibility of conflict with River Road’s Chief Compliance Officer or designee before beginning any such service.
The Federal Elections Campaign Act (2 USC 441b) prohibits a national bank, or any company organized by authority of any law of Congress, from making political contributions in connection with federal, state, and local elections. Federal law also places restrictions on the ability of other corporations to make certain political contributions.
Borrowing from Clients You may not borrow money from a client of River Road unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public.
Business Transactions for River Road You may not represent or exercise authority on behalf of River Road in any transaction with any person, firm, company, or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company, or organization to River Road’s Chief Compliance Officer or designee, who will determine with the appropriate levels of management whether such business relationship is “material” for purposes of this prohibition.
Business Transactions with River Road If you are authorized by an outside organization to transact business with River Road on the outside organization’s behalf, you must report such authorization to River Road’s Chief Compliance Officer or designee.
Gifts and Entertainment Employees cannot receive any gift that is more than $25 annually (calendar year basis) per giver (either person or entity) if the person or entity giving the gift is paid with client commissions or soft dollars (“Client Assets”). Where a gift is shared among a group, the estimated amount of gift can be pro-rated among the recipients.
Additionally, no Employee shall, directly or indirectly, give (or permit anyone else to give) anything of service or value, including gratuities, in excess of $100 annually (calendar year basis) to any person who is licensed with FINRA. An example of a gift includes but is not limited to the following: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc. Logo items are not considered gifts and are specifically excluded from this policy. Gifts to Non-FINRA members are not to be excessive.
If an Employee attends an event or dinner with any person or entity, this is not considered a gift but is considered entertainment. Employees are not allowed to be entertained by any person or entity that is paid with Client Assets. Employees can attend the event or dinner at River Road’s or the Employee’s expense. This provision does not apply if it is logistically unreasonable for the Employee or River Road to pay for the Employee at such event or dinner. For example, if an

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Employee attends a conference and is incidentally entertained in the normal course of the conference at the expense of a person or entity that is paid for with Client Assets, this provision does not apply.
Employees are required to report all gifts received by a person or entity paid for with Client Assets and all gifts given covered by this policy so they can be tracked by the compliance department to ensure compliance with this policy.
     Improper Payments (Bribes or Kickbacks) Employees have an obligation not to take any action that might result in a violation by River Road of the laws of the United States, the Commonwealth of Kentucky, or any other jurisdiction in which River Road does business. The Foreign Corrupt Practices Act (15 USC 78 DD-1, 78 DD-2) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of River Road or any other person.
Economic Sanctions Under the International Emergency Economics Powers Act (50 USC 1701), the President of the United States may impose sanctions such as trade embargoes, freezing of assets and import surcharges. The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. Therefore, no Employee on behalf of River Road may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.
Prohibition on the Use of Information from Your Previous Employer Employees are prohibited from bringing any documents, software or other items to River Road that may contain the Employee’s previous employer’s confidential, trade secret, or proprietary information. This would include such things as computer files, client lists, financial reports, or other materials that belong to your previous employer. If an Employee has any such materials in his or her possession, they should be returned to the former employer immediately unless the Employee has received permission from the previous employer to use such materials.
Your Duty to Report Abuses of the Code of Ethics and Standards of Conduct Policy or Other
Illegal or Unethical Conduct Employees have a special obligation to advise the organization of any suspected abuses of River Road policy and suspected criminal or unethical conduct or any violation of securities law, anti-trust, health and safety, environmental, government contract compliance, any other laws, or River Road policies. Employees are required to report any of the preceding promptly to the Chief Compliance Officer or the Chief Executive Officer. If reported to the Chief Executive Officer, the Chief Compliance Officer will also receive notice of such report. The Employee will not be subjected to any form of retaliation for reporting legitimate suspected abuses.
Investigations of Reported or Suspected Misconduct As a financial organization, we have a special duty to safeguard River Road’s proprietary and confidential information and assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, Employees must cooperate fully.

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Information relating to any investigation, including information provided by the Employee or the fact of the Employee’s participation in any investigation, is considered confidential and will only be revealed to individuals not associated with the investigation on a need to know basis.
Any request for information or subpoenas involving River Road must be in writing and directed to the Chief Compliance Officer who will coordinate with legal counsel.
Federal Securities Laws Employees must comply with applicable Federal Securities Laws.
Personal Securities Transactions
Background
Rule 204A-1 of the Advisers Act requires the reporting of personal securities transactions and holdings periodically as provided below and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons.”
Definitions
Access Persons River Road considers the following persons to be Access Persons:
•	All officers and employees of River Road, and

•	All interns and temp-to-hire employees with access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Affiliated Fund.
Covered Securities Covered Securities includes everything not defined below, including all common stocks and corporate bonds.
Open Securities The following are Open Securities
1)	direct obligations of the Government of the United States,

2)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements,

3)	shares issued by money market funds,

4)	shares issued by non-affiliated, open-end funds,

5)	shares issued by unit investment trusts that are invested exclusively in one or more non-affiliated, open-end funds, and

6)	municipal bonds
Preclearance Securities Preclearance Securities are Affiliated Funds, exchange traded funds, and closed-end funds.
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Affiliated Fund An Affiliated Fund is any mutual fund for which Company serves as an investment adviser or sub-adviser or any mutual fund whose investment adviser or principal underwriter controls River Road, is controlled by River Road, or is under common control with River Road.
Policy
River Road’s policy allows Access Persons to maintain personal securities accounts provided any personal investing by an Access Person in any accounts in which the Access Person has any direct or indirect beneficial ownership is consistent with River Road’s fiduciary duties to its clients and consistent with regulatory requirements. An Access Person is presumed to have a beneficial ownership in any personal securities accounts that are held by household members of the Access Person.
Access Persons’ personal securities transactions are subject to the following rules:
(1)	Covered Securities:
a.	Access Persons may not purchase, short, or execute any derivative transactions on any Covered Securities.

b.	Sell transactions (or its equivalent) are allowed on Covered Securities that were owned prior to employment with preclearance of such transactions from the Chief Compliance Officer or Compliance Specialist.
(2)	Preclearance Securities:
a.	Access Persons may purchase, sell, short, cover, or execute derivative transactions on Preclearance Securities with preclearance of such transactions from the Chief Compliance Officer or Compliance Specialist.

b.	Access Persons that participate in defined contribution or automatic investment plans must obtain preclearance for their asset allocations in Preclearance Securities and also for any changes made thereafter from the Chief Compliance Officer or Compliance Specialist.
(3)	Open Securities: Access Persons may purchase, sell, short, cover, or execute derivative transactions on Open Securities without preclearance.

Access Persons may, under unusual circumstances, such as a personal financial emergency, apply for an exception from a trading restriction from the Chief Compliance Officer, which application may be granted or denied.

The Chief Compliance Officer must obtain preapproval from the Chief Executive Officer when effecting a transaction that requires preclearance.
Household members’ personal securities transactions are subject to the following rules:
(1)	Covered Securities:
a.	Household members must receive preclearance for the right to transact in Covered Securities from the Chief Compliance Officer.

b.	After household members have been approved for the right to transact in Covered Securities, household members may purchase, sell, short, cover, or execute derivative transactions on Covered Securities with preclearance of such transactions from the Chief Compliance Officer or Compliance Specialist.

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(2)	Preclearance Securities:
a.	Household members may purchase, sell, short, cover, or perform derivative transactions on Preclearance Securities with preclearance of such transactions from the Chief Compliance Officer or Compliance Specialist.

a.	Household members that participate in defined contribution or automatic investment plans that offer Preclearance Securities for investment must obtain preclearance of their asset allocations for Preclearance Securities and any changes made to the allocations thereafter from the Chief Compliance Officer or Compliance Specialist.
(3)	Open Securities: Household members may purchase, sell, short, cover, or perform derivative transactions on Open Securities without any preclearance.
Miscellaneous If an Access Persons comes across a situation that is not specifically addressed by this policy, the Access Person must bring the situation to the Chief Compliance Officer or the Compliance Specialist for review. The Executive Committee has the right to limit an Access Person’s personal trading if the Executive Committee deems it to be excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by the Executive Committee based upon surrounding facts and circumstances.
Portfolio Managers Investment Following a reasonable period of employment, all portfolio managers are required to have a minimum of 30% of their personal investable assets invested in Affiliated Funds or River Road products. A reasonable period of employment will be established by the Chief Compliance Officer and, if necessary, the President. Any exceptions to the above must be approved by written consent of the Chief Compliance Officer.
Procedures
River Road has adopted procedures to implement the firm’s policy on personal securities transactions and reviews to monitor and ensure the firm’s policy is observed, implemented properly, and amended or updated, as appropriate, which can be summarized as follows:
Holdings Report
Requirements In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, Access Persons are to identify on a form provided by the Chief Compliance Officer or his designee all Covered Securities, Preclearance Securities, and municipal bonds in which the Access Person has any direct or indirect beneficial ownership (excludes securities held in accounts over which the Access Person has no direct or indirect influence or control). Each Holdings Report must contain the following information:
(1)	The title and type of security

(2)	The exchange ticker symbol or CUSIP number (as applicable)

(3)	The number of shares

(4)	The principal amount of each security

(5)	The name of any broker, dealer or bank with which the Access Person maintains an account in which securities are held

(6)	The date the Access Person submits the report

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An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of each investment account statement that lists all of Access Person’s Covered Securities, Preclearance Securities, and municipal bonds but only if the statement provides all information required in (1) through (6) above. If Access Person has previously provided statements with all of the required information and the Chief Compliance Officer or his designee has maintained a copy of the statements, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statements in writing on the Holdings Report. If the statements do not contain all of the required information or if the securities are not held in an account, the Access Person must list out the required information for those securities on the Holdings Report.

Investment Account List Each Access Person will list on the Holdings Report all investment accounts over which the Access Person has direct or indirect beneficial ownership, except that Access Person is not required to list any of the following:
•	Accounts where Covered Securities, Preclearance Securities, and municipal bonds are not available for purchase or sell.

•	Accounts where Access Person has no direct or indirect influence or control.

•	River Road’s 401(k).
Timing Each Access Person must submit a Holdings Report to the Chief Compliance Officer or his designee within 10 days of becoming an Access Person and annually thereafter. The Chief Compliance Officer or his designee is responsible for contacting new Access Persons and sending out initial and annual Holdings Report forms to all Access Persons. The information on the Holdings Report or its equivalent must be current as of a date:
•	Not more than 45 days prior to the date the person became an Access Person, in the case of an initial Holdings Report, or

•	Not more than 45 days prior to the date the report was submitted, in the case of an annual Holdings Report.
Brokerage No Access Person shall open or maintain personal accounts with the institutional broker representatives through which River Road executes non-directed transactions on behalf of advisory clients.
Quarterly Investment Account Statements On at least a quarterly basis, River Road shall receive a copy of all Access Persons’ investment account statements and confirms for each account on their investment account list. It is the responsibility of the Access Person to direct their broker to send copies of their investment account statements and confirms directly to River Road. At the start of an Access Person’s employment, Company will accept copies of account statements and confirms from the Access Person in order to give the Access Person time to set up delivery of account statements and confirms directly to River Road. For short-term interns or temporary employees that are Access Persons, copies will be acceptable during the internship or temporary employment.

Code of Ethics
The investment account statements and confirms shall contain all transactions of Access Person, including transactions in Covered Securities and Preclearance Securities. Investment account statements and confirms shall be received no later than 30 days after the end of the applicable calendar quarter. Confirms do not need to be received for transactions that are effected pursuant to an automatic investment plan.
Preclearance of Personal Securities Transactions
Requirements All Access Persons must obtain approval for their transactions or for their household members’ transactions in a Preclearance or Covered Security from the Chief Compliance Officer or Compliance Specialist by filling out a pre-clearance transaction form. The pre-clearance transaction form shall contain the following information:
(1)	The date of the transaction

(2)	The title and type of security

(3)	The exchange ticker symbol or CUSIP number (as applicable)

(4)	The interest rate and maturity date (as applicable)

(5)	The number of shares

(6)	The principal amount of each security involved

(7)	The nature of the transactions (i.e. purchase, sale or any other type of acquisition or disposition)

(8)	The price of the security at which the transaction was effected

(9)	The name of the broker, dealer or bank with or through which the transaction was effected

(10)	The date the Access Person submits the report
Timing Preclearance of a trade shall be valid and in effect only until the end of the next business day following the day preclearance is given. A preclearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being precleared.
Excluded from Preclearance Rules are the following:
•	Purchases or sales effected in any account over which the Access Person has no direct influence or control, including non-volitional investment programs or rights;

•	Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program (“DRIP”). This exemption does not apply, however, to optional cash purchase pursuant to a DRIP;

•	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities ( if such rights were acquired from such issuer) and the exercise of such rights;

•	Transactions involving the exercise of employee stock options.
Minimum Holding Period For Affiliated Funds Access Persons may not purchase and sell or sell and purchase the same Affiliated Fund in the same account within 30 calendar days.

Code of Ethics
Prohibited Dealings Trading or communicating “inside information” is prohibited under any and all circumstances. It is prohibited to use the facilities of River Road to secure new issues for any non-clients, directly or indirectly. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts.
Initial Public Offerings and Limited Offerings Access Persons may not directly or indirectly acquire beneficial ownership in any security in an initial public offering. Access Persons may not directly or indirectly acquire an interest in a limited offering without approval from the Chief Compliance Officer. The approval is based, in part, on whether the investment opportunity should be reserved for clients.
Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)) or pursuant to §§ 230.504, 230.505, or 230.506 of this chapter.
Investment Person Disclosure Access Persons who have been authorized to acquire securities in a private placement or who have beneficial interests prior to employment with River Road are required to disclose the investment when they play a part in any subsequent consideration of client investments in the issuer. In such circumstances, River Road’s decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer. Investment Persons, when recommending any security, shall disclose any direct, indirect, or potential conflict of interest related to the issuer of the security being recommended.
Adviser Review The Compliance Department will review all Access Persons’ Holdings Reports, investment account statements, confirms, and pre-clearance transaction forms for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements, and the firm’s fiduciary duties to its clients, among other things. The Chief Compliance Officer tracks any apparent violations or requested exemptions and reports such activity to the Executive Committee at least quarterly. The Executive Committee will determine any corrective action and/or sanctions that should be imposed. At least annually, the Executive Committee will provide a written report to any relevant Fund Board of Trustees that (1) describes issues since the last report to the Board, new procedures, and information about material violations of the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics.
Records The Company shall maintain the following records:
•	A copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past five years has been, in effect.

•	A record of any violation of the Code of Ethics and any action taken as a result of the violation.

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•	A record of all written certifications acknowledging receipt of the Code of Ethics required of each supervised person who is currently, or within the past five years was, a supervised person of River Road.

•	A record of each initial, quarterly, and annual report made by an Access Person pursuant to this Code of Ethics, including any information provided in lieu of such reports.

•	A record of the names of persons who are currently, or within the past five years were, Access Persons of River Road.

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons in a limited offering, for at least five years after the end of the fiscal year in which the approval is granted.
Records may be maintained on any medium permitted under Rule 204-2(g) under the Advisers Act. Unless otherwise required, all records shall be retained for five years in an easily accessible place, the first two years in an appropriate office of River Road.
Insider Trading
Policy
River Road’s policy prohibits any Employee from acting upon, misusing, or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Chief Compliance Officer or senior management and any violations of the firm’s policy will result in disciplinary action and/or termination.
Background
Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.
While US law concerning insider trading is not static, it is generally understood that the law prohibits (1) trading by an insider on the basis of material nonpublic information (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider or (3) communicating material nonpublic information to others in violation of the law.
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation. Penalties include the following: civil injunctions, disgorgement of profits, jail sentences, fines for the person who committed the violation, and fines for the employer or other controlling person up to $1,000,000 or three times the amount of the profit gained or loss avoided.

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Procedure
River Road has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:
Guidance The Chief Compliance Officer provides guidance to employees on any possible insider trading situation or question. If you believe that information is material and non-public you should (1) report the matter immediately to the Chief Compliance Officer, (2) do not purchase or sell the securities on behalf of yourself or others, and (3) do not communicate the information inside or outside River Road, other than to counsel if directed to do so by the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue with counsel, as appropriate, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
Other Reporting Access Employees must report to the Chief Compliance Officer all business, financial or personal relationships that may result in access to material non-public information. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from the Executive Committee. The decision will be based upon a determination that the board service would be consistent with the interests of River Road and its clients. In circumstances in which board service is authorized, the Access Person will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.
Insider Reporting Requirements In order to facilitate insider trading restrictions, each Insider’s trading account shall be maintained at a brokerage firm with that brokerage firm providing a copy of all trade confirmations and account statements, at regular intervals, for the Insider’s account to River Road’s Chief Compliance Officer. It is the responsibility of each Insider to comply with this aspect of the policy and to identify all brokerage relationships to the Chief Compliance Officer.
Protection of Material Non Public Information Care must be taken so that material and non-public information is secure and not communicated to anyone, except as directed by the Chief Compliance Officer during the guidance process. This does not preclude the adviser from providing necessary information to persons providing services to the account, such as brokers, accountants, custodians, and fund transfer agents. Please note that River Road’s mutual fund holdings are only to be released in accordance with the fund’s policies and procedures governing disclosure of portfolio holdings or 20 calendar days after month end, whichever is later.
Executive Committee Reporting The Chief Compliance Officer prepares a written report to the Executive Committee of any possible violation of the firm’s Insider Trading Policy for implementing corrective and/or disciplinary action. This is generally reported quarterly at the Executive Committee meetings.
Updates River Road’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.

Code of Ethics
Mr. Thomas D. Mueller, CPA, CFA
COO/CCO
River Road Asset Management, LLC
462 South Fourth Street
Suite 1600
Louisville, Kentucky 40202
Dear Mr. Mueller,
I hereby certify that I have received, read, understand and agree to comply with the Personal Securities Transaction Policies and Procedures, River Road Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics).

Signed	Date

Name (Print)